EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan and the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors of our report dated February 23, 2007, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, M.D.C. Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of M.D.C. Holdings, Inc., filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Denver, Colorado
July 27, 2007